Mail Stop 3720

								March 24, 2006

Mr. Lemoyne T. Zacherl
Chief Financial Officer
Learning Tree International, Inc.
400 North Continental Boulevard
El Segundo, CA 90245

	Re:	Learning Tree International, Inc.
      Form 10-K for Fiscal Year Ended September 30, 2005
		Filed January 13, 2006

      Form 10-Q for Fiscal Quarter Ended December 31, 2005
		File No. 0-27248

Dear Mr. Zacherl:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

								/s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE